Exhibit 5.4

[Letterhead of McDonald Hopkins LLC]

July 22, 2010

Berry Plastics Corporation
101 Oakley Street
Evansville, Indiana 47710

Ladies and Gentlemen:

We have acted as special Ohio counsel to Cardinal Packaging, Inc., an Ohio corporation (“Cardinal”), in connection with the guarantee by Cardinal of the Exchange Notes (as defined below).  Cardinal is one of several guarantors (such guarantors, including Cardinal, are hereinafter collectively referred to as the “Subsidiary Guarantors”) in connection with the proposed registration by Berry Plastics Corporation, a Delaware corporation (the “Issuer”), of $500,000,000 in aggregate principal amount of the Issuer’s 9-1/2% Second Priority Senior Secured Notes due 2018 (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 originally filed with the United States Securities and Exchange Commission on May 5, 2010 (File No. 333-166530), under the United States Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).  The Exchange Notes are to be issued in exchange for and in replacement of all of the Issuer’s 9-1/2% Second Priority Senior Secured Notes due 2018 (the “Outstanding Notes”), of which $500,000,000 in aggregate principal amount is outstanding (the “Exchange Offer”).  The Exchange Notes are to be issued pursuant to an Indenture (as amended and supplemented from time to time, the “Indenture”), dated as of April 30, 2010, between the Issuer, the Subsidiary Guarantors and U.S. Bank National Association, as Trustee.  The obligations of the Issuer under the Exchange Notes will be guaranteed by the Subsidiary Guarantors in accordance with the guarantees provided in the Indenture.   We are furnishing this opinion to you at the request of Cardinal.  All terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.  We are not regular counsel to Cardinal and are not generally familiar with its affairs.

In connection with this opinion letter, we have been requested to examine only a copy of the Indenture and the specimens of the Exchange Notes included as an exhibit to the Indenture (collectively, the “Transaction Documents”).

For purposes of this opinion letter, we have considered such matters of law and of fact, and have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of such certificates, documents and records, officers’ certificates, certificates of public officials and other documents as we have deemed relevant and necessary as a basis for the opinions expressed herein, including but not limited to the following:

1.
Secretary’s Certificate on behalf of the Issuer and the Subsidiary Guarantors (the “Secretary’s Certificate”), dated as of April 30, 2010, which includes the following attachments relevant to this opinion: (a) Articles of Incorporation of Cardinal; (b) Code of Regulations of Cardinal (the “Code of Regulations”); (c) Resolutions of the Board of Directors of Cardinal dated April 29, 2010; (d) Unanimous Written Consent of the Board of Directors of the Issuer, dated April 29, 2010; and (e) Incumbency of the officers authorized to execute the Indenture.

2.	Good Standing Certificate issued by the Secretary of State of the State of Ohio, dated July 15, 2010 (the “Good Standing Certificate”); and

3.	Articles of Incorporation of Cardinal certified by the Ohio Secretary of State on July 15, 2010 (the “Articles”).

4.
Certificate of one or more officers of Cardinal (the “Officer’s Certificate”), dated as of the date hereof, certifying that the information provided in the Secretary’s Certificate is true, complete and accurate as of the date hereof.

As to questions of fact material to the opinions expressed herein, we have relied, without independent verification, upon the Officer’s Certificate, the Secretary’s Certificate, the representations and warranties made in or pursuant to the Transaction Documents and such certificates, records, searches and other documents that we have reviewed in connection with giving the opinions expressed herein. We have assumed that there are no other facts, conditions or circumstances which conflict with or are inconsistent with those set forth in any of the foregoing.  With respect to such matters, we have not undertaken any independent investigation to determine the existence or absence of any facts and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

The opinions expressed in this letter are limited to matters governed by the laws of the State of Ohio.  We express no opinion as to choice of law or conflicts of law principles.

For purposes of our opinions, we have relied, without investigation, upon each of the following assumptions: (a) the legal capacity of natural persons, the absence of duress, fraud and undue influence of all signatures on documents submitted to us and the absence of mutual mistake of fact or misunderstanding, (b) the genuineness of all signatures on documents submitted to us; (c) the authenticity, completeness and accuracy of all documents, materials and records submitted to us as originals and the conformity to authentic original documents of all documents, materials and records submitted to us as certified, conformed or photostatic copies; (d) all information required to be disclosed in connection with any consent or approval by the directors or shareholders of Cardinal and all other information required to be disclosed to such parties in connection with any issue relevant to our opinions, has in fact been fully and fairly disclosed to all persons to whom it is required to be disclosed; (e) Cardinal is and will remain solvent at the time of and after giving effect to its guarantee of certain obligations of the Issuer as set forth in the Indenture; (f) that the laws of any jurisdiction other than the State of Ohio which may govern the Transaction Documents are not inconsistent with the laws of the State of Ohio in any manner material to this opinion; and (g) that all of the terms, provisions and conditions of, or relating to, the transactions contemplated by the guarantee in the Indenture are correctly and completely embodied in the Indenture.

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

                  1. Cardinal (a) is a corporation validly existing and in good standing under the laws of the State of Ohio and (b) has the necessary corporate power and authority to guarantee the Exchange Notes pursuant to the terms of the Indenture.

                  2. Cardinal’s guarantee of the Exchange Notes pursuant to the terms of the Indenture has been duly authorized by all necessary corporate action, and the Indenture has been validly authorized, executed and delivered by Cardinal.

The foregoing opinions are qualified in the following respects:

A.
In rendering the opinion set forth in paragraph 1 above as to the valid existence and good standing of Cardinal, we have relied exclusively on the Good Standing Certificate and our opinion in that paragraph is given solely as of the date and time of such Good Standing Certificate.

B.
In rendering the opinion set forth in paragraph 2 above as to the delivery by Cardinal of the Indenture, we have assumed with your permission that (a) the laws governing such delivery are substantially similar to the laws of the State of Ohio and (b) the Indenture has been transmitted electronically for purposes of delivery as permitted by the Indenture.

C.
As used in the opinions expressed herein, the phrases “necessary corporate power and authority” and “duly authorized by all necessary corporate action” refer and are limited to the Ohio General Corporation Law (Ohio Revised Code Chapter 1701) and to Cardinal’s Articles and Code of Regulations.

D.
None of our opinions cover or otherwise address any of the following laws, statutes, regulations or legal issues: (i) federal and state securities laws, statutes and regulations, including any “blue sky laws”; (ii) Federal Reserve Board margin regulations; (iii) local laws, ordinances, rules and regulations and judicial decisions to the extent that they deal with any of the foregoing; (iv) federal, state and local health and environmental laws and regulations; (v) fraudulent transfer and similar laws; (vi) laws, statutes and regulations that prohibit or limit the enforceability of obligations based on attributes of the party seeking enforcement (e.g., the Trading with the Enemy Act and the International Emergency Economic Powers Act); (vii) laws, statutes and regulations that hereafter become effective; (viii) federal, state and local zoning, land use, subdivision and building laws, statutes and regulations applicable to any property; (ix)  federal patent, copyright and trademark, state trademark, and other federal and state intellectual property laws and regulations; (x) obtaining and maintaining licenses, permits or other documents; (xi) federal, state and local tax laws and regulations; (xii) banking laws; (xiii) usury laws, statutes and regulations; (xiv) federal or state antitrust laws, statues or regulations; and (xv) laws, statutes and regulations that regulate a particular business of a party to the Indenture and do not relate to companies generally.  We have not undertaken any research for purposes of determining whether Cardinal or any of the transactions that may occur in connection with any of the Transaction Documents is subject to any laws, statutes, regulations or requirements other than to those that, in our experience, would generally be recognized as applicable in the absence of research by lawyers in the State of Ohio.

E.	We express no opinion as to whether the members of the board of directors of Cardinal have complied with their fiduciary duties in connection with the authorization and performance of the Indenture.

F.
Our opinions are subject to and affected by (i) applicable bankruptcy, insolvency, avoidance, receivership, reorganization, moratorium, fraudulent transfer or other laws, both state and federal, affecting the rights and remedies of creditors generally; (ii) general principles of equity and public policy, whether applied by a court of law or equity; (iii) limitations imposed by or resulting from the exercise by any court of its discretion; and (iv) the implied covenants of good faith, fair dealing and commercially reasonable conduct.

G.	We express no opinion as to the enforceability of any provision of the Transaction Documents.

H.
We express no opinion regarding any agreement, document, certificate or instrument (other than the Exchange Notes included as an exhibit to the Indenture) that may be an exhibit to, incorporated by reference in, or otherwise referenced or contemplated by the Registration Statement or any of the Transaction Documents. We express no opinion regarding any documents related to the Exchange Offer that we have not been requested to examine, including without limitation, the Registration Statement.

The opinions expressed herein are given as of the date hereof and speak as of only that date. We assume no obligation to advise you of any changes in facts or law or of anything coming to our attention bearing upon the accuracy of or completeness of any assumption, whether or not material, which may be brought to our attention at a later date.  Our attorneys are admitted to the practice of law in the State of Ohio, and we render no opinion with respect to the laws or requirements of any other state governing the transaction contemplated by the Transaction Documents or the effect of any of such laws on the matters with respect to which opinions are given herein.  This opinion does not constitute a guarantee of the Transaction Documents or the obligations of Cardinal thereunder or any other matter referred to or opined upon herein, and by rendering this opinion, we are not guaranteeing the Transaction Documents or any such obligations.  We bring to your attention that our views set forth in this letter are an expression of professional judgment and are not a guarantee of a result.

This opinion has been prepared solely for your use in connection with the guarantee described above and may not be quoted in full or in part or otherwise referred to, nor be filed with or furnished to any governmental agency or other person or entity for any purpose including, without limitation, encouraging any reliance thereon, without the written consent of this firm.   Notwithstanding the foregoing, we consent to the reliance by Wachtell, Lipton, Rosen & Katz on the opinions expressed herein.  We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ McDonald Hopkins LLC